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EXHIBIT 99.1


Friday, October 15, 2004

                                  PRESS RELEASE

                   Lawrence Financial Holdings, Inc. Announces
                           Third Quarter 2004 Results



LAWRENCE FINANCIAL HOLDINGS, INC. - Ironton, Ohio (OTCBB:LWFH) reported third
                                                         ----
quarter and year to date 2004 results including a charge related to it's intent to sell the indirect mobile home ("IDMH") loan portfolio, which included classifying the portfolio held for sale and valuing the portfolio at the lower of cost or market. Market value for the $11.9 million IDMH portfolio was established at September 30, 2004 through negotiated sales contracts that were executed with a third party on October 12, 2004 in connection with the Agreement and Plan of Merger between Lawrence Financial (the "Company") and Oak Hill Financial, Inc., Jackson, Ohio (Nasdaq NMS:OAKF). As a result of the intent to
                                           ----
sell reached in October, effective September 30, 2004 the Company recognized write-downs to the IDMH portfolio totaling $4.5 million. The after-tax impact to equity was ($2.9) million reducing book value per share by ($4.48). Total equity for the Company at September 30, 2004 was $11.3 million, or 9.50% of total assets, with a book value per share of $17.37.

         Lawrence Financial is reporting losses of ($4.67) per share, basic and diluted, for the third quarter ended September 30, 2004 compared to basic earnings per share of $0.16 and diluted earnings per share of $0.15 for the third quarter of 2003. In the first nine months of 2004 the Company is reporting basic and diluted losses per share of ($4.42) compared to $0.56 and $0.55 per share (basic and diluted) for the same period in 2003. The net loss for the third quarter of 2004 was ($2,847,000), a decrease of $2,941,000 when compared to third quarter of 2003. During the first nine months of 2004 the net loss was ($2,684,000), a decrease of $3,029,000 when compared to the first nine months of 2003. Mr. Jack Blair, President and CEO of Lawrence Financial Holdings, Inc. remarked:

            "The sale of our indirect mobile home loan portfolio was a condition of the Agreement and Plan of Merger with Oak Hill Financial"

         During the third quarter of 2004, the Company experienced net charge-offs to the allowance for loan losses ("ALL") of approximately $349,000, of which $125,000 was related to the intended sale and valuing of the IDMH loan portfolio, compared to $186,000 in the second quarter and $200,000 in the first quarter of 2004. At September 30, 2004, the Company had a ratio of ALL to gross loans of 1.10% compared to 1.24% at the end of 2003 and 1.20% at September 30, 2003. The Company expensed $180,000 in provision for loan losses during the third quarter of 2004 and $540,000 during the first nine months of 2004.

         Asset quality within our homogenous loan portfolios remained unchanged in the third quarter of 2004, however one commercial real estate loan, which was current at September, 30, 2004, has developed risk characteristics that give management cause to establish a specific reserve. Non-performing assets totaled $1.8 million at September 30, 2004, or 1.50% of total assets. Of this amount:
$989,000 million were loans classified as substandard or 90 days or more past due and still accruing ("Accr") interest; $754,000 were loans in a non-accrual ("N-Acr") status; and the remaining balance of



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$45,000 is other real estate property owned ("OREO"). The following table provides a summary of non-performing asset balances for the current quarter and the prior four quarters:
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                      NPA         NPA         Accr          Accr         N-Accr        N-Accr         OREO         OREO
      Quarter         $*           %           $*            %             $*            %             $*            %
       Ended                    Assets                     Assets                      Assets                      Assets
  ------------------------------------------------------------------------------------------------------------------------
     09/30/04       $1,788       1.50%       $  989         0.83%         $754          0.63%          $ 45         0.04%
     06/30/04        2,210       1.77%        1,765         1.41%          370          0.30%            75         0.06%
     03/31/04        2,326       1.86%        1,860         1.49%          391          0.31%            75         0.06%
     12/31/03        2,066       1.63%        1,492         1.18%          340          0.27%           234         0.19%
     09/30/03        2,002       1.52%        1,316         1.01%          528          0.40%           158         0.12%
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  * All dollar values are shown in thousands.

         After the sale of the IDMH portfolio in mid-October the Company will reallocate a portion of the Allowance for Loan Losses which was assigned to the to IDMH portfolio among other homogeneous loan categories due to increased outstanding balances and establish a specific reserve for a single commercial real estate loan. Loan growth in our consumer and commercial loan portfolios and increases in non-accrual loans lead management to believe that keeping the ALL balance at current levels is necessary. Management will continue to monitor the Company's ALL requirements and make adjustments as needed.

         Lawrence Financial reported a loss for the third quarter and the nine months ended September 30, 2004, of ($2,847,000) and ($2,684,000), respectively, compared to $94,000 and $345,000, respectively, for the same periods in 2003. Net interest income was $1.1 million for the three months ended September 30, 2004, and $3.4 million for the first nine months of 2004 reflecting decrease of $127,000 when compared to the third quarter of 2003 and a decrease of $406,000 when compared to the first nine months in 2003. Net interest margin for the third quarter of 2004 averaged 3.80% compared to 4.02% for the same period in 2003. Through the first nine months of 2004 net interest margin averaged 3.93% compared to 4.07% for the same period in 2003. For the nine months ended September 30, 2004, the average yield on earning assets was 5.53%, a decrease of 52 basis points when compared to the same period in 2003. The reduction in the yield on earning assets was partially offset by a reduction in the average cost of funding for earning assets which was 1.60% for the nine month ended September 30, 2004, a decrease of 38 basis points when compared to the same period in 2003. This reduction in cost was generated by changes in both the mix of, and the rate paid for, interest bearing deposits. The Company had no borrowed funds during the quarter.

         Non-interest income decreased ($4,640,000) for the nine-month period as compared to the same period ended September 30, 2003. In 2004 the Company recognized $222,000 in non-interest income in the first quarter, $155,000 in the second quarter and a loss of ($4,276,000) in the third quarter of 2004. In the first nine months of 2004, the Company recognized $75,000 in gains from the sale of securities, a loss of ($4,406,000) from the charge related to the Company's intent to sell the indirect mobile home loan portfolio at the lower of cost or market and a loss of ($17,000) from the sale of other assets.

         Non-interest expense decreased $296,000, or 9%, for the nine months ended September 30, 2004, as compared to the same period in 2003. The Company experienced a $26,000, or 2%, increase in salaries, wages and benefits paid during the first nine months of 2004 compared to the same period in 2003, which reflects : increased salaries and wages of $57,000, or 6%, due to the creation of the



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operation and proof areas within the Company's banking subsidiary; medical insurance costs increased by $2,000, or 2%; and all other expenses within this category decreased a net of $33,000. The Company has frozen 2004 salaries and wages at 2003 levels to help offset rising benefit costs. During the first nine months of 2004 data processing expenses decreased $225,000, or 44%, when compared to the same period in 2003, with $78,000 of the decrease directly related to costs incurred in 2003 as the Company prepared for the July, 2003 conversion to a new data processing provider.

         Provision for loan losses was $540,000, a decrease of $150,000, or 22%, for the nine month period ending September 30, 2004 when compared to the same period in 2003. At September 30, 2004, the Company's allowance for loan losses as a percentage of gross loans outstanding decreased by 10 basis points, from 1.20% to 1.10%, when compared to totals at September 30, 2003. Management considers the Company to be adequately reserved and will assess the need for additional provision on a monthly basis.

         Stockholders' equity at September 30, 2004, was $11.3 million, or 9.5% of total assets. This balance is a decrease of ($2,734,000) when compared to stockholder's equity at December 31, 2003. The change in stockholder's equity reflects a ($2,910,000) decrease to current earnings from the charge related to the Company's intent to sell the indirect mobile home loan portfolio at the lower of cost or market, offset in part by net income for the period. At September 30, 2004 book value per share was $17.37 compared to $21.57 at December 31, 2003.

         Lawrence Financial Holdings, Inc. is the holding company for Lawrence Federal Savings Bank, a federally chartered savings bank headquartered in Ironton, Ohio. Lawrence Federal operates a total of five full-service banking offices with locations in Ironton, Chesapeake, South Point, Rome and Wheelersburg in southeastern Ohio.


                  This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.


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                           LAWRENCE FINANCIAL HOLDINGS, INC.
                           CONSOLIDATED FINANCIAL HIGHLIGHTS
                                      (UNAUDITED)
                      IN THOUSANDS, EXCEPT FOR PER-SHARE AMOUNTS


                                             Three Months Ended               Nine Months Ended
                                                September 30,                   September 30,
                                              2004          2003             2004          2003
                                           ---------      --------        ---------      --------
Operating Data:
Total interest income                      $  1,560      $  1,788          $  4,761      $  5,657
Total interest expense                          455           556             1,374         1,864
                                           --------      --------          --------      --------
   Net interest income                        1,105         1,232             3,387         3,793
Provision for loan losses                       180           195               540           690
                                           --------      --------          --------      --------
   Net interest income after
       provision for loan losses                925         1,037             2,847         3,103
Non-interest income                          (4,276)          230            (3,975)          546
Gain or (loss) on sale sec                        0             9                75           194
Non-interest expense                          1,016         1,160             3,092         3,389
                                           --------      --------          --------      --------

    Income before income taxes               (4,367)          116            (4,145)          454
Income taxes                                 (1,520)           23            (1,461)          110
   Net income                              $ (2,847)     $     93          $ (2,684)     $    344
                                           ========      ========          ========      ========

Per Common Share Data:
   Basic:
        Net Income                         $  (4.67)     $   0.16          $  (4.42)     $   0.56
        Avg Shares Outstanding              609,911       599,042           607,212       611,244
   Diluted:
        Net Income                         $  (4.67)     $   0.15          $  (4.42)     $   0.55
        Avg Shares Outstanding              609,911       621,128           607,212       628,690

Cash Dividends Per Common
    Share Declared:                        $   0.07      $   0.07          $   0.21      $   0.21

Return on Average Equity:                    (81.88)%        2.66%           (25.71)%        3.26%

Return on Average Assets:                     (9.14)%        0.28%            (2.85)%        0.34%

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                        LAWRENCE FINANCIAL HOLDINGS, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS - CONTINUED
                                   (UNAUDITED)
                             IN THOUSANDS OF DOLLARS

Selected Financial Condition Data As Of:

                                            Current Year - 2004                 Prior Year -  2003
                                        Sep 30               Jun 30            Dec 31         Sep 30
                                      ----------         --------------     -----------     ----------
Total assets                          $ 118,916            $ 125,024          $ 125,462    $  130,354
Cash and cash equivalents                 6,231                8,285             10,643        14,758
Loans Held for Sale                       7,360                   --                 --            --
Investment securities                    24,773               26,142             26,886        24,462
Gross loans receivable                   74,529               84,350             81,897        85,061
Allowance for loan losses                   819                  988              1,014         1,024
Loans receivable, net                    81,070               83,362             80,883        84,037
Deposits                                108,200              110,691            110,996       115,990
Federal Home Loan Bank advances              --                   --                 --            --
Stockholders' equity                     11,291               13,716             14,025        13,794



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FOR MORE INFORMATION PLEASE CONTACT:

         Lawrence Financial Holdings, Inc.
         Jack Blair, President and CEO
                    or
         RobRoy Walters, SVP and CFO
         311 South Fifth Street
         Ironton, Ohio 45638

         Phone:   (740) 532-0263
         Fax:     (740) 532-1885





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